Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS SECOND QUARTER AND

YEAR-TO-DATE OPERATING RESULTS FOR FISCAL 2007, INCLUDING CERTAIN

ONE-TIME ITEMS, AND FEBRUARY SALES RESULTS

ISSAQUAH, Wash., March 8, 2007 — Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the second quarter (12 weeks) and first half (24 weeks) of fiscal 2007, both ended February 18, 2007, and its February sales results.

Net sales for the second quarter of fiscal 2007 increased to $14.80 billion from $13.79 billion during the second quarter of fiscal 2006. In connection with recent changes to our consumer electronics returns policy, we undertook a more detailed analysis of our returns than we had performed historically. Although the operational data is still preliminary and being refined, the information indicated a longer timeframe over which returns are received and a lower realization rate on returned items than were previously estimated. Accordingly, as part of our quarterly analysis of our estimated reserve for sales returns, we increased by $224.4 million the sales reserve balance and took a charge to income for the quarter amounting to approximately $48.1 million ($30.4 million after tax). Excluding the sales reserve increase, net sales for the second quarter were $15.03 billion, representing a 9% increase over the prior year.

Net income for the second quarter of fiscal 2007 was $249.5 million, or $.54 per diluted share, compared to $296.2 million, or $.62 per diluted share, during the second quarter of fiscal 2006. Included in this year’s second quarter results are three non-recurring items: (i) the $48.1 million pre-tax charge reflecting the reduced gross margin on the revised sales return reserve (discussed above); (ii) a pre-tax charge of $46.4 million associated with reducing adverse income tax consequences arising from the review of stock options by a special committee of the Board of Directors (this is $23.6 million less than the estimated expected charge announced last quarter); and (iii) a $10.1 million pre-tax benefit primarily to merchandise costs for an excise tax refund on prior merchandise sales of phone cards. Excluding these one-time items, second quarter net income would have been $302.9 million, or $.66 per diluted share.

Net sales for the first half of fiscal 2007 increased 8% to $28.66 billion from $26.46 billion during the first half of fiscal 2006. Excluding the sales return reserve adjustment recorded in the second quarter, net sales for the first half of fiscal 2007 would have been $28.88 billion, or a 9% increase over the prior year.

Net income for the first half of fiscal 2007 was $486.4 million, or $1.05 per diluted share, compared to net income for the first half of fiscal 2006 of $512.0 million, or $1.06 per diluted share. Excluding the three non-recurring items, as previously outlined, net income for the first half of fiscal 2007 would have been $539.5 million or $1.16 per diluted share, a 9% increase in earnings per diluted share over the prior year.

Comparable sales for the fiscal second quarter (12 weeks) and fiscal first half (24 weeks) of fiscal 2007, both ended February 18, 2007, were as follows:

	12 Weeks	24 Weeks
US	5%	4%
International	4%	8%

Total Company	5%	5%

The Company today also reported net sales of $4.60 billion for the four weeks ended March 4, 2007, an increase of 9% from $4.22 billion in the same four-week period of the prior fiscal year. For the six-month retail reporting period of September through February, the twenty-seven weeks ended March 4, 2007, which includes the first two weeks of the Company’s fiscal third quarter, the Company reported net sales of $32.40 billion, an increase of 9% from $29.65 billion during the comparable period of the prior fiscal year. These sales results exclude the adjustment to our sales returns reserve described above.

Comparable sales for the 4-week retail-reporting month of February and the 27-week retail-reporting period of September through February are as follows:

	4 Weeks	27 Weeks
US	4%	4%
International	5%	8%

Total Company	4%	5%

Costco currently operates 506 warehouses, including 373 in the United States and Puerto Rico, 70 in Canada, 19 in the United Kingdom, five in Korea, four in Taiwan, five in Japan and 30 in Mexico. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional thirteen to fourteen new warehouses, including the relocation of one warehouse to a larger and better-located facility, prior to the end of its 52-week 2007 fiscal year on September 2, 2007.

A conference call to discuss these second quarter results is scheduled for 8:00 a.m. (PT) today, March 8, 2007, and is available via a webcast on www.costco.com (click on Investor Relations and “Webcasts”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are those that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions including exchange rates, the effects of competition and regulation, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions, and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(unaudited)

	12 Weeks Ended		24 Weeks Ended
	February 18, 2007	February 12, 2006	February 18, 2007	February 12, 2006
REVENUE
Net sales	$14,804,696	$13,789,246	$28,657,017	$26,460,038
Membership fees	307,320	269,766	606,623	532,320

Total revenue	15,112,016	14,059,012	29,263,640	26,992,358
OPERATING EXPENSES
Merchandise costs	13,251,752	12,303,850	25,640,710	23,634,021
Selling, general and administrative	1,487,991	1,317,804	2,870,458	2,581,896
Preopening expenses	7,486	4,614	30,213	16,991
Provision for impaired assets and closing costs, net	3,459	1,428	7,791	2,639

Operating income	361,328	431,316	714,468	756,811
OTHER INCOME (EXPENSE)
Interest expense	(3,620)	(2,923)	(5,760)	(6,647)
Interest income and other	36,526	35,225	63,637	60,765

INCOME BEFORE INCOME TAXES	394,234	463,618	772,345	810,929
Provision for income taxes	144,756	167,415	285,981	298,908

NET INCOME	$249,478	$296,203	$486,364	$512,021

NET INCOME PER COMMON SHARE:
Basic	$0.55	$0.63	$1.07	$1.08

Diluted	$0.54	$0.62	$1.05	$1.06

Shares used in calculation (000’s)
Basic	450,901	471,889	454,884	472,282
Diluted	461,575	482,127	465,149	484,294

Dividends per share	$0.13	$0.115	$0.26	$0.23